Exhibit 3.5

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CONTANGO OIL & GAS COMPANY

Pursuant to Section 242 of the Delaware

General Corporation Law

CONTANGO OIL & GAS COMPANY, a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY as follows:

1.	The name of the corporation is Contango Oil & Gas Company

2.

The Certificate of Incorporation of the Corporation, as amended by that certain Certificate of Amendment to the Certificate of Incorporation, dated as of November 8, 2002, is hereby amended to increase the authorized common stock of the Corporation by striking Section A of Article IV of the Certificate of Incorporation of the Corporation in its entirety and inserting the following new Section A of Article IV:

“A. This Corporation is authorized to issue two classes of shares of stock to be designated common stock (“Common Stock”) and preferred stock (“Preferred Stock”). The number of shares of Common Stock authorized to be issued is one hundred million (100,000,000), par value $0.04 per share, and the number of shares of Preferred Stock authorized to be issued is five million (5,000,000), par value $0.04 per share; the total number of shares which the Corporation is authorized to issue is one hundred and five million shares (105,000,000).”

3.	This Certificate of Amendment of Certificate of Incorporation was duly adopted and approved in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Formation to be executed this 14th day of June, 2019.

/s/ E. JOSPEH GRADY
By:	E. Joseph Grady
Its:	Senior Vice President and Chief Financial Officer

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